Exhibit 10.39

[Fannie Mae Letterhead]

September 1, 2005

The Honorable Stephen A. Blumenthal

Acting Director

Office of Federal Housing Enterprise Oversight

1700 G. St. NW

Washington, DC 20552

Dear Director Blumenthal:

On October 19, 2000, Fannie Mae and Freddie Mac (the corporations) announced their voluntary adoption of a series of financial risk management and disclosure commitments designed to enhance market discipline, liquidity and capital. In consultation with OFHEO, Fannie Mae and Freddie Mac have reviewed these commitments, are updating them to ensure their continuing effectiveness, and are setting forth the process by which the commitments are being implemented.1

1. Issuance of Subordinated Debt

Fannie Mae and Freddie Mac will issue subordinated debt for public secondary market trading and rated by no less than two nationally recognized statistical rating organizations:

•	The purpose of the subordinated debt is to provide market information on the perceived risks of each corporation and, in addition to capital, to provide protection to senior debt holders.

•

Subordinated debt will be issued in a quantity such that the sum of total capital (core capital plus general allowance for losses) plus the outstanding balance of qualifying subordinated debt will equal or exceed the sum of outstanding net MBS times 0.45 percent and total on-balance sheet assets times 4 percent. [2]

[1]	The interim risk-based capital stress test, an initiative undertaken by the corporations in 2000, was superseded by the implementation by OFHEO of the risk based capital stress test in 2002.
[2]

Qualifying subordinated debt is defined as subordinated debt that contains the interest deferral feature described below. The interest deferral requires the deferral of interest payments for up to 5 years if: The corporation’s core capital falls below 125% of critical capital or The corporation’s core capital falls below minimum capital AND, pursuant to the corporation’s request, the Secretary of the Treasury exercises discretionary authority to purchase the company’s obligations under Section 306(c) of the Freddie Mac Charter Act and Section 304(c) of the Fannie Mae Charter Act.

Calculations of percentages and remaining life will be as of the last day of each month and effective until the last day of the following month.

Subordinated debt meeting all the conditions specified above will be discounted for the purposes of this calculation as it approaches maturity in the following manner: one-fifth of the outstanding amount is excluded each year during the instrument’s last five years before maturity. When remaining maturity is less than one year, the instrument is entirely excluded. Remaining life to maturity for subordinated debt that is callable before maturity will be calculated by the final maturity of the subordinated debt.

The Honorable Stephen A. Blumenthal

September 1, 2005

•	The corporations shall take reasonable steps to maintain outstanding subordinated debt of sufficient size to promote liquidity and reliable market quotes on market values.

•

Every 6 months, commencing January 1, 2006, each corporation will submit to its OFHEO Examiner-in-Charge a subordinated debt management plan that includes any issuance plans for the upcoming six months. The plan also will include:

•	An assessment of the liquidity of current outstanding issuances including, where available, bid-offer spreads and dealer price quotes

•	An assessment of the prevailing market conditions for new issuances

•	The capital needs of the corporation

•	Where available, information on the investor base of outstanding subordinated debt

•	Other relevant factors, including, but not limited to, excessive cost.

The plan may be updated, as appropriate, to reflect changes in circumstances and market conditions.

•	OFHEO will evaluate each plan submitted and provide the corporation with its views.[3]

•	If OFHEO does not object to a plan submitted to it by a corporation, then the corporation may proceed to implement the plan.

•

Each quarter the corporation shall submit to OFHEO calculations of its quantity of subordinated debt and total capital as part of its quarterly capital report. OFHEO will disclose each corporation’s calculation as a separate item in its quarterly capital classification of each corporation.

2. Liquidity Management and Contingency Planning

Each corporation will comply with principles of sound liquidity management consistent with industry practice. In addition, each corporation will:

[3]

The plan submitted to OFHEO may include information including, but not limited to, the amount, timing and feasibility of issuing such debt, particularly in situations where current financial statements for a corporation are not available.

The Honorable Stephen A. Blumenthal

September 1, 2005

•	Maintain a portfolio of highly liquid assets. The size of this liquid asset portfolio will be established by each corporation and assessed by the OFHEO Examiner in Charge.

•	Maintain a functional contingency plan providing for at least three months’ liquidity (using internal forecasts) without relying upon issuance of unsecured debt.

•	Periodically test the contingency plan in consultation with its OFHEO Examiner-in-Charge.

3. Public Disclosures

Each corporation will provide periodic public disclosures on its risks and risk management practices and will inform its OFHEO Examiner-in-Charge of the disclosures.4 These disclosures for each corporation will include:

Subordinated Debt Disclosure

•	Compliance of the corporation with the commitment regarding subordinated debt, including a comparison of the quantity of subordinated debt and total capital to the levels set forth above.

Liquidity Management Disclosure

•	Compliance of the corporation with the plan for maintaining three months’ liquidity and meeting the commitment for periodic testing.

Interest Rate Risk Disclosures

•	Monthly averages of its duration gap. Each corporation will work with OFHEO to try to align its measures as much as practicable.

•	Monthly disclosures of the impact on its financial condition of both a 50-basis point shift in rates and a 25-basis point change in the slope of the yield curve.

Credit Risk Disclosures

•	Quarterly assessments of the impact on the corporation’s expected credit losses from an immediate 5 percent decline in single-family home prices for the entire U.S.

•	Impact will be reported in present value terms and measure losses to the corporation both before and after receipt of private mortgage insurance claims and other credit enhancements.

[4]	Disclosures may be affected by situations where current financial statements are not available for a corporation; this should be reported to OFHEO.

The Honorable Stephen A. Blumenthal

September 1, 2005

Public Disclosure of Risk Rating

•	Each corporation will seek to obtain a rating that will be continuously monitored by at least one nationally recognized statistical rating organization.

•

The rating will assess, among other things, the independent financial strength or “risk to the government” of the corporation operating under its authorizing legislation but without assuming a cash infusion or extraordinary support of the government in the event of a financial crisis.

4. Monitoring, Review and Amendment

•	OFHEO will monitor and report whether each corporation is meeting the terms of the above commitments.

•

Each corporation will be responsible for reporting to OFHEO concerning its implementation of these commitments, changes in circumstances and market conditions affecting the corporation’s ability to implement the commitments, and possible amendments to any of these commitments.

•

The OFHEO Examiner-in-Charge for each corporation, in consultation with the corporation, will routinely monitor the effectiveness of these commitments and all materials submitted to OFHEO shall be provided to the Examiner-in-Charge. The OFHEO Examiner-in-Charge will serve as the primary contact for the corporations.

Fannie Mae and Freddie Mac are pleased to agree with OFHEO regarding the process for implementation of the commitments set forth above. We believe this step will significantly enhance the flexibility and continuing effectiveness of the above commitments. We appreciate the opportunity to work with you on this subject and we will of course continue to do so as we move forward.

Sincerely,

/s/ Daniel H. Mudd

[OFHEO LETTERHEAD]

September 1, 2005

Mr. Daniel H. Mudd

President and Chief Executive Officer

Fannie Mae

3900 Wisconsin Avenue, NW

Washington, DC 20016-2892

Dear Mr. Mudd:

I am in receipt of your letter of September 1, 2005 proposing an agreement under which Fannie Mae would issue subordinated debt pursuant to a bi-annual plan reviewed by OFHEO and subject to the continuing oversight of the agency. The agreement also encompasses Fannie Mae making public disclosures related to risk and represents the transformation of the “voluntary initiative” announced by your company on October 19, 2000, into an enforceable agreement with your federal regulator.

OFHEO agrees to your proposal. This exchange of letters constitutes a written agreement for the purposes of subtitle C of the Federal Housing Enterprises Financial Safety and Soundness Act of 1992.

The evolution of the voluntary nature of the initiatives into a formal regulatory process enhances the strength of the commitments of the enterprise to public disclosure and furthers the goal of ensuring the safe and sound operation of the company in an environment which includes discipline imposed by the financial markets. OFHEO will address any additional implementation matters that may be required as they arise.

We look forward to working with you on this matter.

Sincerely,

/s/ Stephen A. Blumenthal
Stephen A. Blumenthal Acting Director